Plainfield Special Situations Master Fund Limited
c/o Plainfield Asset Management LLC
55 Railroad Avenue
Greenwich, CT 06830

January 31, 2007

The Alpine Group, Inc.
One Meadowlands Plaza, Suite 200
East Rutherford, NJ 07073

Re: Wolverine Tube, Inc.

Dear Sirs:

Reference is made to the Preferred Stock Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and among Wolverine Tube, Inc., a Delaware corporation (the “Company”), Plainfield Special Situations Master Fund Limited (the “Plainfield Investor”) and The Alpine Group, Inc. (the “Alpine Investor,” and together with the Plainfield Investor, the “Investors”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In connection with entering into the Purchase Agreement, the parties to this letter agreement hereby agree as follows:

1.  Joint Agreement Required. The parties hereto agree that from the date hereof until the earlier of (a) such time as agreed to by the Plainfield Investor and the Alpine Investor in writing or (b) the consummation of the transactions contemplated by the Purchase Agreement in accordance with its terms (any such date, the “Termination Date”), any decision, election, action, determination or other matter relating to, arising under or otherwise in connection with the Purchase Agreement or any of the other Transaction Documents (including, without limitation, any waivers or amendments to the Purchase Agreement and any matters relating to the termination thereof), shall be made only by the approval or consent of each of the Plainfield Investor and the Alpine Investor. Notwithstanding the foregoing, in the event the Closing has not occurred prior to the date set forth in Section 6.2(a)(ii)(x) of the Purchase Agreement, either the Plainfield Investor or the Alpine Investor may, at its option, request the termination of the Purchase Agreement, and the parties hereto shall cooperate in order to give effect to such termination in accordance with the Purchase Agreement; provided, however, that in the event that either the Plainfield Investor or the Alpine Investor elect to terminate the Purchase Agreement pursuant to the preceding sentence, then the other Investor may elect to accept an assignment of all of such terminating Investor’s rights and obligations under the Purchase Agreement, in which event the Purchase Agreement shall not be terminated and the non-terminating Investor shall perform all of the obligations of the Investors thereunder and the terminating Investor shall receive a written release with respect to its obligations under the Purchase Agreement from the non-terminating Investor.

2.  Equity Commitment/Option. As provided in the Purchase Agreement, the Alpine Investor has agreed to purchase US$10,000,000 of Preferred Stock at the Closing. The Plainfield Investor has agreed to purchase US$40,000,000 of Preferred Stock at the Closing. In addition, the Alpine Investor has agreed to purchase a number of additional shares of Preferred Stock representing 20% of the amount of the standby commitment required to be invested by the Investors pursuant to and in accordance with Section 4.13 of the Purchase Agreement (such aggregate number of additional shares actually purchased by the Investors, the “Standby Shares”), and the Plainfield Investor has agreed to purchase a number of additional shares of Preferred Stock representing 80% of the Standby Shares. The Investors further agree that the Alpine Investors shall have the first option to purchase Option Shares under Section 4.13 of the Purchase Agreement up to an amount so that the Alpine Investor’s aggregate equity ownership in the Company acquired pursuant to the Purchase Agreement, following such purchase of Option Shares and including any option issued to Alpine under the Incentive Plan (as defined below), equals 25% of the fully diluted equity of the Company. In addition, if the Alpine Investor has exercised its rights pursuant to the previous sentence prior to the expiration of the Investors’ right to purchase Option Shares pursuant to Section 4.13 of the Purchase Agreement, the Alpine Investor shall have the right, at any time during the 60-day period following such expiration, to purchase from the Plainfield Investor, at a price per share that reflects the actual cost paid for such share by the Plainfield Investor plus any accrued and unpaid dividends on such share (if applicable), up to the number of shares of Preferred Stock and/or Common Stock (allocated among Preferred Stock and Common Stock proportionately based on the securities purchased by the Plainfield Investor pursuant to the Purchase Agreement) such that the Alpine Investor’s aggregate equity ownership in the Company acquired pursuant to the Purchase Agreement, following such purchase from the Plainfield Investor and including any option issued to Alpine under the Incentive Plan, equals 25% of the fully diluted equity of the Company.

3.  Exchange Bonds. The Plainfield Investor shall tender in the Registered Exchange Offer not less than $25,000,000 face amount of the Company’s 7.375% Notes.

4.  Additional Secured Credit Facility. In the event of a request by the Company for a credit facility pursuant to Section 4.12(f) of the Purchase Agreement, the Plainfield Investor will provide such a facility on the terms provided in such Section and as agreed to between the Company and Plainfield.

5.  Representations. Each of the Investors, severally and not jointly, represents and warrants to the other parties hereto that (i) it has the requisite power and authority to execute and deliver this letter agreement and to perform its obligations hereunder; (ii) the execution and delivery of this letter agreement and the performance by it of its obligations hereunder have been duly authorized by its governing body and no other proceedings on its part are necessary for the execution and delivery of this letter agreement and the performance of its obligations provided for herein; and (iii) this letter agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

6.  No Reliance. None of the Investors has relied, and the Investors will continue not to rely, on any representation, warranty, statement, act or investment expertise of the other in making any decision to invest in the Company, take any other action in respect of the Company or its investment in the Company, or to participate in any of the transactions contemplated by the Purchase Agreement or the other Transaction Documents. Each of the Investors has and will continue to make independent decisions concerning the Company and the Transaction Documents (except as specifically provided in Section 1 above).

7.  Stockholders’ Agreement. Each of the Investors agrees to enter into a Stockholders’ Agreement substantially in the form attached as Exhibit A hereto (the “Stockholders Agreement”) and a Registration Rights Agreement substantially in the form attached as Exhibit B hereto (the “Registration Rights Agreement”) upon the consummation of the Closing under the Purchase Agreement.

8.  Cooperation; Filings. In connection with the consummation of the transactions contemplated by the Purchase Agreement, each of the Investors agrees to use reasonable efforts to provide such information and assistance so as to assist in satisfaction of the obligations pursuant to the Purchase Agreement and any matters required to be undertaken in connection therewith, including, but not limited to, providing information that is necessary with respect to the filing of Schedule 13D (as a “group” to the extent applicable), and seeking clearance with respect to HSR (if applicable). Notwithstanding the foregoing, no party shall be required to modify any internal relationship or relationship with Affiliates, divest or limit its rights with respect to any assets, agree to any restriction of its activities or modify any transaction with affiliates in order to obtain the approval of any regulatory agency in order to consummate the transactions contemplated by the Purchase Agreement. In connection with the consummation of the transactions contemplated by the Purchase Agreement, each of the Investors agrees to use all reasonable efforts to adopt an Equity Incentive Plan of the Company (the “Incentive Plan”) and to issue to the Alpine Investor an option under the Incentive Plan, each on the terms agreed between the Investors.

9.  Sharing of Fees and Payments. In the event any payments are made to Purchasers pursuant to Sections 6.2 or 6.3 of the Purchase Agreement, notwithstanding anything to the contrary in the Purchase Agreement, such amounts shall be allocated as follows: (i) first, to each of the Investors until each such parties have been fully reimbursed for any fees, expenses, costs or other out-of-pocket amounts incurred in connection with the transactions contemplated by the Purchase Agreement (“Transaction Fees”) and (ii) second, to the extent any amounts remain, pro rata to each of the Investors based upon their respective portion of the Aggregate Purchase Price under the Purchase Agreement. At any time at the request of any Investor, the Investors shall make such payments to each other so that all Transaction Fees are borne pro rata based upon their respective portions of the Aggregate Purchase Price.

Upon the Termination Date, this letter shall terminate in accordance with its terms without any action by the parties hereto, and shall be of no further force or effect; provided, however, that the obligation to make payments pursuant to Section 10 above shall survive until all such amounts have been distributed in accordance with Section 10.

This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this letter agreement by such party. This letter agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. This letter agreement shall not be assignable by any Investor to any Person, other than an affiliate of such Investor, without the prior written consent of the other parties hereto. This letter agreement is solely for the benefit of the parties hereto and is not intended to create any rights in any third parties other than permitted assignees.

None of the parties nor their representatives or affiliates shall make any public announcement with respect to this letter agreement or the transactions contemplated hereby, except as required by applicable law, and no such public announcement (including any required filing that is publicly available) shall be made, to the extent reasonably practicable, without prior consultation with the other parties hereto.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would cause the application of the laws of another jurisdiction.

* * * * * * *

Please acknowledge your agreement and consent to the foregoing by signing as indicated below and returning an executed copy of this letter agreement to the undersigned.

Plainfield Special Situations Master Fund Limited

By:
Name:
Title:

Agreed to and acknowledged by:

THE ALPINE GROUP, INC.

By:
Name:
Title: